MAP PHARMACEUTICALS APPOINTS SCOTT R. WARD
AS CHAIRMAN OF THE BOARD OF DIRECTORS

--Steven Elms to Step Down After Over Six Years of Service--

MOUNTAIN VIEW, Calif., Feb. 18, 2011 /PRNewswire/ -- MAP Pharmaceuticals, Inc. (Nasdaq:  MAPP) today announced the appointment of Scott R. Ward as Chairman of its Board of Directors. Steven A. Elms, the incumbent Chairman and an original venture capital investor in the Company, will step down from the Board of Directors after over six years of service.

“I want to thank Steve for all his contributions to the Company and the Board as we have grown from an early concept to a late-stage development organization.  I look forward to working with Scott as we prepare for our first NDA submission and potential product launch,” said Timothy S. Nelson, MAP Pharmaceuticals' President and Chief Executive Officer.  “Scott brings 30 years of industry and commercial experience and his leadership will be greatly valued as the Company continues to grow.”

“I am pleased to take on the role of Chairman of the MAP Pharmaceuticals Board at this time, as the Company is transitioning into a commercial organization,” said Scott R. Ward. “With the recently announced Allergan collaboration, the Company has established a strategic pathway for the potential commercialization of LEVADEX for the acute treatment of migraine.”

Mr. Ward has extensive experience in the healthcare industry including 15 years as an operating business leader, and various roles in regulatory affairs, clinical research and business development since he joined Medtronic, Inc. in 1981. Mr. Ward has led the development and commercial launch of 20 significant new products and therapies in the cardiovascular and neurological markets.

Most recently, Mr. Ward was Senior Vice President and President of the CardioVascular business of Medtronic which generated approximately $3 billion in annual sales.  He was responsible for all worldwide operations of the CardioVascular sector including the Coronary, Peripheral, Endovascular and Structural Heart Disease businesses.  Previously, Mr. Ward served as Senior Vice President and President of Medtronic Neurological and Diabetes, and Vice President and General Manager of the Medtronic Drug Delivery Business.  Mr. Ward has served as a Director of MAP Pharmaceuticals since 2008.

About MAP Pharmaceuticals
MAP Pharmaceuticals is an emerging biopharmaceutical Company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX™ orally inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Forward-Looking Statements
In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals' LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the preparation and filing of a New Drug Application, the regulatory process to have the Company's LEVADEX product candidate approved for commercial use and the potential benefits from the collaboration between MAP Pharmaceuticals and Allergan. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, available at http://edgar.sec.gov.